Exhibit 99.1
N e w s   R e l e a s e

        QUICKSILVER RESOURCES INC.
        777 West Rosedale Street
Fort Worth, TX  76104
www.qrinc.com

Quicksilver Resources Reports Record Results for 2007

FORT WORTH, TEXAS (February 26, 2008) – Quicksilver Resources Inc. (NYSE: KWK) today reported record net income for the fourth quarter of 2007 of $396.1 million ($2.35 per diluted share), including $366.8 million ($2.17 per diluted share) associated with the divestiture of the company’s Northeast Operations.  The company’s comparative fourth-quarter 2006 net income was $19.7 million ($.12 per diluted share).  Full year 2007 net income was a record $479.4 million ($2.86 per diluted share), as compared to full-year 2006 net income of $93.7 million ($.58 per diluted share).  Per share data reflects the two-for-one stock split effected in the form of a stock dividend on January 31, 2008.

Adjusted net income, a non-GAAP measure that excludes items associated with the divestment of the company’s Northeast Operations, was $29.3 million ($.18 per diluted share) for the fourth quarter of 2007, up approximately 49% as compared to $19.7 million ($.12 per diluted share) in the prior-year quarter.  The Northeast Operations included all of the company’s properties and assets in Michigan, Indiana and Kentucky.  Net cash from operating activities for the year ended December 31, 2007 was a record $319.1 million, an increase of nearly 32% from $242.2 million generated in the same period of 2006, as presented in the attached Condensed Consolidated Statements of Cash Flows.

Full-Year 2007 Highlights

•	Reported record net income of $479 million
•	Generated a record $319 million of net cash from operating activities
•	Produced record volumes of more than 213 MMcfe per day; up 27% year-over-year
•	Drilled 244 horizontal wells in the Fort Worth Basin; connected 187 wells to sales
•	Replaced 780% of production with drill bit; Finding & Development cost of $1.37 per Mcfe
•	Divested mature assets
•	Completed initial public offering of midstream assets
•	Reduced debt as a percent of total capital to 43%

“Even while completing two major transactions, we stayed focused on efficiently executing our development program.  This has positioned Quicksilver as an even higher growth company with one of the lowest cost structures in the industry,” said Glenn Darden, Quicksilver president and chief executive officer.  “The divestment of our Northeast Operations and the initial public offering of our Fort Worth Basin midstream business have highlighted the value of these previously under-appreciated assets.  Net proceeds from these transactions have significantly strengthened our capital structure and provided added flexibility for the company to continue to invest in the development of our high-return Fort Worth Basin Barnett Shale properties.  We are off to a great start in 2008 and remain on track to achieve new records in 2008 for both production and reserves.”

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Production

For the fourth quarter of 2007, average daily production was 220 million cubic feet of natural gas equivalent (MMcfe) per day compared to 178 MMcfe per day for the same period in 2006, an increase of approximately 24%.  Total production for the fourth quarter of 2007 was 20.3 billion cubic feet of natural gas equivalent (Bcfe), compared to 16.4 Bcfe for the fourth quarter of 2006.  Natural gas and natural gas liquids (NGL), comprised 96% of the company’s total production in both the fourth quarter and full year of 2007.

Production, on a thousand cubic feet of natural gas equivalent (Mcfe) per day basis, by operating area, for the three months and years ended December 31, was as follows:

	Quarter Ended Dec. 31,			Year Ended Ended Dec. 31,
	2007	2006	Change	2007	2006	Change

Texas	131,857	44,152	199%	90,577	34,681	161%
Other U.S.	3,064	3,120	-2%	3,194	3,291	-3%
	134,921	47,272	185%	93,771	37,972	147%
Canada	60,492	53,141	14%	56,880	50,057	14%
	195,413	100,413	95%	150,651	88,029	71%
Northeast Operations*	25,074	77,673	-68%	62,901	79,811	-21%
Total	220,487	178,086	24%	213,552	167,840	27%

* The company's Northeast Operations were divested as of November 1, 2007.

Revenues and Costs

Total revenues for the fourth quarter of 2007 were $149.1 million compared to $102.0 million in the prior-year quarter.  Sales of natural gas, NGLs and crude oil totaled $146.8 million in the fourth quarter of 2007, up approximately 45% from the 2006 quarter.  The increase reflects a 24% increase in equivalent daily production volumes and a 17% increase in the average realized price per Mcfe.

Production costs of $35.1 million for the 2007 fourth quarter represent a $5.2 million increase from the prior-year quarter.  This increase was primarily due to increased production volumes from Texas coupled with $0.9 million of severance expense associated with the divestment of the company’s Northeast Operations.  Unit production costs, excluding divestment-related expenses, were $1.53 per Mcfe during the fourth quarter of 2007 as compared to $1.52 per Mcfe in the prior-year quarter and down $.25 per Mcfe sequentially from the third-quarter 2007 level of $1.78 per Mcfe.

Capital Structure

At December 31, 2007, the company’s total debt outstanding was $813.9 million and the company had $28.2 million of cash on the balance sheet.  Total debt as a percent of total capitalization was approximately 43% at December 31, 2007 versus approximately 61% at December 31, 2006.

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NEWS RELEASE

Ownership of BreitBurn Energy Partners’ Units

On November 1, 2007, the company completed the divestiture of its Northeast Operations to BreitBurn Energy Partners L.P. (BBEP) for $750 million in cash and approximately 21.348 million limited partner units of BBEP, representing approximately 32% ownership of limited partner interests in BBEP.  The investment in BBEP is being accounted for using the equity method and the company will record its earnings from BBEP during the quarter in which BBEP’s financial statements become publicly available.  For the fourth quarter of 2007, the company recorded no earnings associated with this investment but expects to report the equity earnings from BBEP on a one-quarter lagged basis.

Operational Update

In the Fort Worth Basin, the company drilled 57 (52 net) wells and connected 58 (50 net) wells to sales during the fourth quarter.  For the full year of 2007, the company drilled 244 (219 net) wells and connected 187 (163 net) wells to sales and expects to drill 200 to 220 wells in the area during 2008.  As a result, the company expects to achieve annual production growth of more than 100% from the basin in 2008.

In Canada, the company drilled 221 (161 net) wells in the Horseshoe Canyon area during 2007 and expects to drill approximately 265 (165 net) wells in this area during 2008.  As a result, the company expects to achieve annual production growth in the range of 7% to 9% from its Canadian operations in 2008.

Total company capital expenditures for the fourth quarter of 2007 were approximately $330 million, of which approximately 70% was associated with drilling and completion activities, approximately 13% for midstream activities, approximately 13% for acreage purchases and approximately 4% for corporate.  For the year, capital expenditures totaled approximately $1.0 billion.

Finding and Development Costs

The company’s estimated all-in finding and development cost (F&D) for 2007 has been finalized based upon the total 2007 capital expenditures.  All-in F&D costs for 2007 were $1.37 per Mcfe.  A reconciliation of the “2007 Finding & Development Costs” is available on the company’s website – www.qrinc.com.  For a description of the calculation of, and certain other information regarding, F&D costs, please see the discussion below under the heading “F&D Costs.”

First-Quarter 2008 Outlook

First-quarter 2008 production volumes are expected to average in the range of 210 MMcfe to 220 MMcfe per day.  Average unit expenses, on an Mcfe basis are expected as follows:

• Production costs	$1.05 -	$1.10
• Gathering & processing	.20 -	.25
• Transportation	.29 -	.32
• Production taxes	.10 -	.15
• General and administrative	.55 -	.60
• Depletion, depreciation & accretion	1.80 -	1.85

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Conference Call and Investor Meeting

The company will host a conference call to discuss fourth-quarter 2007 operating and financial results and its outlook for the future at 11:00 a.m. eastern time today.

Quicksilver invites interested parties to participate in the call via the company’s website at http://www.qrinc.com or by calling 1-877-313-7932, using the conference ID number 27092653, prior to 10:55 a.m. eastern time.  A digital replay of the conference call will be available at 3:00 p.m. eastern time today, and will remain available for 30 days.  The replay can be accessed at 1-800-642-1687 and enter the conference ID number 27092653.  The replay will also be archived for 30 days on the company’s website.

The company will hold its 2008 analyst conference on Wednesday, March 5, 2008.  To access the live webcast, visit our website at www.qrinc.com on Wednesday, March 5, 2008 at 2:00 p.m. eastern time.  If you are unable to listen to the live webcast, a replay will be available beginning March 6, 2008 for 30 days and can be accessed from www.qrinc.com.

Use of Non-GAAP Financial Measure

This press release and the accompanying schedule include the non-generally accepted accounting principles ("non-GAAP") financial measure of adjusted net income.  The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").  Our non-GAAP financial measure should not be considered as an alternative to the GAAP measures of such as net income, operating income or any other GAAP measure of liquidity or financial performance.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production from natural gas, natural gas liquids and crude oil exploration and development projects; effects of hedging natural gas, natural gas liquids and crude oil prices; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil; competitive conditions in our industry; actions taken by third parties, including operators, processors and transporters;

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changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

F&D Costs
Finding and development cost, or F&D cost, is calculated by dividing (x) development, exploitation, exploration and acquisition capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period.  Our calculation of “all-in F&D cost” includes costs and reserve additions related to the purchase of proved reserves.  The methods we use to calculate our F&D cost may differ significantly from methods used by other companies to compute similar measures.  As a result, our F&D cost may not be comparable to similar measures provided by other companies.  We believe that providing a measure of F&D cost is useful in evaluating the cost, on a per thousand cubic feet of natural gas equivalent basis, to add proved reserves.

However, this measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with generally accepted accounting principles.  Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, F&D costs do not necessarily reflect precisely the costs associated with particular reserves.  As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, we cannot assure you that our future F&D costs will not differ material from those presented.

A reconciliation of F&D costs is available on the company’s website at www.qrinc.com.

# # #

Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835

KWK 08-05

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QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Production:
Natural gas (MMcf)	14,360	13,836	59,619	53,265
NGL (MBbls)	865	282	2,471	746
Oil (MBbls)	122	143	584	587
Total (MMcfe)	20,285	16,384	77,946	61,262

United States (MMcfe)	14,720	11,495	57,185	42,991
Canada (MMcfe)	5,565	4,889	20,761	18,271
Total (MMcfe)	20,285	16,384	77,946	61,262

Average Daily Production:
Natural gas (Mcfd)	156,089	150,389	163,340	145,933
NGL (Bbld)	9,403	3,067	6,768	2,043
Oil (Bbld)	1,330	1,549	1,600	1,608
Total (MMcfed)	220,487	178,086	213,552	167,840

Average Sales Price Per Unit (excluding effects of hedging):
Natural gas (per Mcf)	$5.62	$5.40	$5.77	$5.75
NGL (per Bbl)	$54.23	$34.49	$45.32	$38.85
Oil (per Bbl)	$82.93	$54.22	$65.06	$60.75
Total (MMcfe)	$6.79	$5.62	$6.34	$6.06

Average Sales Price Per Unit (including effects of hedging):
Natural gas (per Mcf)	$6.58	$6.05	$6.73	$6.05
NGL (per Bbl)	$49.44	$34.49	$43.23	$38.85
Oil (per Bbl)	$78.26	$54.22	$63.87	$59.99
Total (MMcfe)	$7.24	$6.17	$6.99	$6.31

Expense per Mcfe: (1)
United States production cost	$1.68	$1.79	$1.86	$1.70
Canada production cost	$1.31	$0.89	$1.46	$1.20
Total production cost	$1.58	$1.52	$1.76	$1.55

Production and ad valorem taxes	$0.15	$0.30	$0.21	$0.25
General and administrative expenses	$0.63	$0.47	$0.60	$0.42
Depletion, depreciation and accretion	$1.78	$1.42	$1.55	$1.29

(1) As reported

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except for share data – Unaudited

	December 31,	December 31,
	2007 (1)	2006 (1)
ASSETS
Current assets
Cash and cash equivalents	$28,226	$5,281
Accounts receivable - net of allowance for doubtful accounts	90,244	76,521
Derivative assets at fair value	10,797	64,086
Current deferred income tax asset	18,946	-
Other current assets	42,188	25,076
Total current assets	190,401	170,964

Investments in and advances to equity affiliates	420,171	7,434

Properties, plant and equipment – net (“full cost”)	2,142,346	1,679,280

Derivative assets at fair value	354	3,753

Other assets	22,574	21,481
	$2,775,846	$1,882,912
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$34	$400
Accounts payable	192,855	109,914
Income taxes payable	46,601	589
Accrued liabilities	54,981	67,108
Derivative liabilities at fair value	64,104	-
Current deferred tax liability	-	21,378
Total current liabilities	358,575	199,389

Long-term debt	813,817	919,117
Asset retirement obligations	23,864	25,058
Derivative liabilities at fair value	16,327	-
Other liabilities	10,609	-
Deferred income taxes	374,645	156,251
Deferred gain on sale of partnership interests	79,316	-
Minority interest in consolidated subsidiaries	30,338	7,431

Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares outstanding	-	-
Common stock, $0.01 par value, 200,000,000 shares authorized and 160,633,270 and 157,783,515 shares issued, respectively	1,606	1,578
Paid in capital in excess of par value	272,515	237,287
Treasury stock of 2,616,726 and 2,579,671 shares, respectively	(12,304)	(10,737)
Accumulated other comprehensive income	40,066	60,099
Retained earnings	766,472	287,439
Total stockholders’ equity	1,068,355	575,666
	$2,775,846	$1,882,912

(1) Share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in January 2008.  The split did not affect treasury shares.

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
In thousands, except for per share data – Unaudited

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2007 (1)	2006 (1)	2007 (1)	2006 (1)
Revenues
Natural gas , NGL and crude oil sales	$146,792	$101,165	$545,089	$386,540
Other	2,289	869	16,169	3,822
Total revenues	149,081	102,034	561,258	390,362
Expenses
Oil and gas production expense	32,027	24,944	136,831	95,176
Production and ad valorem taxes	3,074	4,958	16,142	15,619
Other operating costs	852	212	2,792	1,461
Depletion, depreciation and accretion	36,083	23,240	120,697	78,800
General and administrative	12,736	7,700	47,060	25,636
Total expenses	84,772	61,054	323,522	216,692

Income from equity affiliates	(21)	208	661	526
Gain on sale of oil and gas properties	628,709	-	628,709	-
Loss on natural gas sales contract	(63,525)	-	(63,525)	-

Operating income	629,472	41,188	803,581	174,196

Other income-net	(2,031)	(810)	(3,887)	(1,825)
Interest expense	16,669	13,253	70,527	44,061

Income from continuing operations before income
taxes and minority interest	614,834	28,745	736,941	131,960
Income tax expense	218,350	9,011	256,508	38,150
Minority interest expense	407	19	1,055	91

Net income	$396,077	$19,715	$479,378	$93,719

Net income per common share – basic	$2.53	$0.13	$3.08	$0.61

Net income per common share – diluted	$2.35	$0.12	$2.86	$0.58

Weighted average common shares outstanding
Basic	156,547	154,078	155,475	153,416
Diluted	168,818	166,776	168,029	166,266

(1)	Share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a stock dividend in January 2008. The split did not affect treasury shares.

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QUICKSILVER RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands-Unaudited

	For the Year Ended
	December 31,
	2007	2006
Operating activities:
Net income	$479,378	$93,719
Adjustments to reconcile net cash provided by operating activities
Depletion, depreciation and accretion	120,697	78,800
Deferred income taxes	209,943	37,877
(Gain) loss from sale of properties	(627,348)	188
Non-cash loss from hedging activities and derivative activities	62,515	-
Stock-based compensation	11,243	6,546
Amortization of deferred loan costs	2,050	2,070
Minority interest expense	1,055	91
Income from equity affiliates	(661)	(526)
Other non-cash items	1,840	927
Divestiture expenses	2,015	-
Changes in assets and liabilities
Accounts receivable	(14,423)	(1,100)
Inventory, prepaid expenses and other assets	(4,144)	(4,495)
Accounts payable	18,939	15,193
Accrued and other liabilities	56,005	12,896
Net cash provided by operating activities	319,104	242,186

Investing activities:
Purchases of property, plant and equipment	(1,020,684)	(619,061)
Return of investment from equity affiliates	9,635	1,923
Proceeds from sales of properties and equipment	741,297	5,113
Net cash used for investing activities	(269,752)	(612,025)

Financing activities:
Issuance of debt	817,821	694,682
Repayments of debt	(968,557)	(350,754)
Debt issuance costs	(5,130)	(9,213)
Minority interest contributions	109,809	7,291
Minority interest distributions	(8,794)	-
Proceeds from exercise of stock options	21,387	19,689
Excess tax benefits on exercise of stock options	2,755	-
Purchase of treasury stock	(1,567)	(384)
Net cash (used for) provided by financing activities	(32,276)	361,311

Effect of exchange rate changes in cash	5,869	(509)

Net decrease in cash and cash equivalents	22,945	(9,037)

Cash and cash equivalents at beginning of period	5,281	14,318

Cash and cash equivalents at end of period	$28,226	$5,281

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QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
In thousands, except per share data – Unaudited

	For the Three Months		For the Year
	Ended Dec. 31,		Ended Dec. 31,
	2007	2006	2007	2006

Net income	$396,077	$19,715	$479,378	$93,719

Adjustments for divestment of Northeastern Operations
Related hedges (other revenue)	-	-	(2,000)	-
Termination-related expense (production costs)	910	-	6,306	-
Divestiture-related expense (G&A)	-	-	2,000	-
Gain on sale of oil and gas properties	(628,709)	-	(628,709)	-
Loss on natural gas sales contract	63,525	-	63,525	-
Total adjustments before income tax expense	(564,274)	-	(558,878)	-
Income tax expense	197,496	-	195,607	-
Adjustments for divestment, after income taxes	(366,778)	-	(363,271)	-

Adjusted net income	$29,299	$19,715	$116,107	$93,719

Adjusted net income per common share - Diluted	$0.18	$0.12	$0.70	$0.58

Diluted weighted average common shares outstanding	168,818	166,776	168,029	166,266

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